                                   EXHIBIT 4.4












                         AFFILIATED MANAGERS GROUP, INC.


                                 5,333 Shares of
                  Series C-1 Voting Convertible Preferred Stock
                        and Warrants for 28,000 Shares of
                Series C-2 Non-Voting Convertible Preferred Stock




                         -------------------------------

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT
                         -------------------------------





                                 August 15, 1997

                         Affiliated Managers Group, Inc.
                 Preferred Stock and Warrant Purchase Agreement


                                TABLE OF CONTENTS
                                                                       Page

SECTION 1.        TERMS OF PURCHASE......................................1
         1.1      Description of Securities..............................1
         1.2      Reserved Shares........................................1
         1.3      Warrants...............................................2
         1.4      Sale and Purchase......................................2
         1.5      Closing................................................2

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........3
         2.1      Organization and Corporate Power.......................3
         2.2      Authorization..........................................3
         2.4      Subsidiaries; Investments..............................5
         2.5      Financial Statements...................................6
         2.6      Absence of Undisclosed Liabilities.....................6
         2.7      Absence of Certain Developments........................6
         2.8      Title to Properties....................................7
         2.9      Tax Matters............................................7
         2.10     Certain Contracts and Arrangements.....................8
         2.11     Proprietary Information...............................10
         2.12     Effect of Transactions................................10
         2.13     Employee Benefit Plans................................11
         2.14     Litigation............................................11
         2.15     Offerees..............................................11
         2.16     Business; Compliance with Laws........................11
         2.17     Investment Banking; Brokerage.........................12
         2.18     Transactions with Affiliates..........................12
         2.19     Tweedy Browne Financial Statements....................12
         2.20     Disclosure............................................13

SECTION 3.        CONDITIONS OF PURCHASE................................13
         3.1      Satisfaction of Conditions............................13
         3.2      Authorization.........................................14
         3.3      Amended and Restated Certificate of Incorporation.....14
         3.4      Opinion of Counsel....................................14
         3.5      Stockholders' Agreement...............................14
         3.6      All Proceedings Satisfactory..........................14
         3.7      No Violation or Injunction............................15
         3.8      Senior Loan Agreement; Securities Purchase Agreement..15
         3.10     Escrow Agreement......................................16
         3.11     Pro Forma Balance Sheet...............................16



                                       (i)

                                                                       Page

         3.12     1997 Budget and Operating Forecast....................16
         3.13     Ownership Schedule....................................17
         3.14     Certain Tax Matters...................................17
         3.15     Delivery of Documents.................................17

SECTION 4.        COVENANTS OF THE COMPANY..............................18
         4.1      Financial Statements; Other Reports...................18
         4.2      Budget and Operating Forecast.........................19
         4.3      Conduct of Business...................................19
         4.4      Payment of Taxes, Compliance with Laws, etc...........19
         4.5      Material Adverse Effect...............................20
         4.6      Insurance.............................................20
         4.7      Life Insurance........................................20
         4.8      Affiliated Transactions...............................20
         4.9      Use of Proceeds.......................................20
         4.10     Inspection............................................21
         4.11     Directors Liability...................................21
         4.12     Restrictions and Limitations..........................21
         4.13     Current Public Information............................22
         4.14     Registration of Securities............................22
         4.15     Further Assurances....................................23
         4.16  Update of Schedules......................................23

SECTION 5.        REPRESENTATIONS AND COVENANTS OF CEA..................23

SECTION 6.        DEFINITIONS...........................................25
         6.1      Definitions...........................................25
         6.2      Other Definitions.....................................30

SECTION 7.        GENERAL...............................................30
         7.1      Amendments, Waivers and Consents......................30
         7.2      Survival of Covenants; Assignability of Rights........31
         7.3      Indemnity by the Company..............................32
         7.4      Indemnity by CEA......................................32
         7.5      Method of Asserting Claims, etc.......................32
         7.6      Termination...........................................33
         7.7      Notices...............................................34
         7.8      Headings..............................................35
         7.9      Counterparts..........................................35
         7.10     Entire Agreement......................................35
         7.11     Adjustments...........................................35
         7.12     Law Governing.........................................35
         7.13     Severability..........................................35
         7.14     Expenses..............................................35



                                      (ii)

EXHIBITS

Exhibit A     -  Notice and Purchase Information
Exhibit B     -  Amended and Restated Certificate of Incorporation
Exhibit C     -  Form of Class C Preferred Stock Warrant Agreement
Exhibit D     -  Form of Stockholders' Agreement
Exhibit E     -  Form of Escrow Agreement


SCHEDULES

Schedule 2.3       -  Capitalization, Subsidiaries and Investments
Schedule 2.5       -  Financial Statements
Schedule 2.6       -  Liabilities
Schedule 2.7       -  Developments
Schedule 2.8       -  Title to Properties
Schedule 2.9       -  Tax Matters
Schedule 2.10      -  Contracts and Commitments
Schedule 2.11      -  Proprietary Information
Schedule 2.13      -  Employee Benefit Plans
Schedule 2.14      -  Litigation
Schedule 2.18      -  Transactions with Affiliates



                                      (iii)

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT


         THIS PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of this 15th day of August, 1997, by and among Affiliated Managers Group, Inc., a corporation incorporated under the laws of the State of Delaware (the "Company"), and Chase Equity Associates, L.P., a California limited partnership ("CEA").

                               W I T N E S S E T H

         WHEREAS, CEA desires to purchase, and the Company desires to sell, shares of its Series C-1 Voting Convertible Preferred Stock, and warrants to purchase shares of its Series C-2 Non-Voting Convertible Preferred Stock, in each case in the amounts and on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                 TERMS OF PURCHASE

         1.1 Description of Securities. As of the Closing, the Company will have authorized the issuance and sale to CEA of (a) Five Thousand Three Hundred Thirty-Three (5,333) shares of its authorized but unissued Series C-1 Voting Convertible Preferred Stock, par value $.01 per share (the "Series C-1 Voting Convertible Preferred Stock") and (b) Twenty-Eight Thousand (28,000) Warrants, having an exercise price of $.01 per Warrant, for the acquisition of Twenty-Eight Thousand (28,000) shares of Series C-2 Non-Voting Convertible Preferred Stock, par value $.01 per share (the "Series C-2 Non-Voting Convertible Preferred Stock," and, together with the Series C-1 Voting Convertible Preferred Stock, the "Class C Convertible Preferred Stock").

         1.2 Reserved Shares. As of the Closing, the Company will have authorized and reserved and covenants to continue to reserve, a sufficient number of shares of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock") to satisfy the rights of conversion of the holders of the Series C-2 Non-Voting Convertible Preferred Stock. As of the Closing, the Company will have authorized and reserved and covenants to continue to reserve,
(x) a sufficient number of shares of its Series C-2 Non-Voting Convertible Preferred Stock to satisfy the exercise rights of the holders of Warrants and
(y) a sufficient number of shares of its Common Stock, par value $.01 per share (the "Common Stock") to satisfy the rights of conversion of the holders of the Series C-1 Voting Convertible Preferred Stock and the rights of conversion of holders of shares of Class B Common Stock or Series C-1 Voting Convertible Preferred Stock issuable upon conversion of the shares of Series C-2 Non-Voting Convertible Preferred Stock acquired in connection with the conversion of the Warrant Shares (as defined herein). Any shares of Common Stock or Class B Common Stock or Series C-1 Voting

Convertible Preferred Stock or any successor class or classes of capital stock of the Company thereafter issued or issuable (directly or indirectly) upon conversion of Class C Convertible Preferred Stock (including Warrant Shares) are herein referred to as "Conversion Shares," and the Class C Convertible Preferred Stock, the Warrant Shares and the Conversion Shares are herein collectively referred to as the "Securities").

         1.3 Warrants. Each Warrant shall be evidenced by a certificate substantially in the form attached as Exhibit A to the Class C Preferred Stock Warrant Agreement (defined below) (each such certificate being referred to herein as a "Warrant Certificate"). Each Warrant Certificate shall be dated the date of its issuance. The Warrants will be exercisable, in the manner provided in the Class C Preferred Stock Warrant Agreement and the applicable Warrant Certificate, for a number of shares of Series C-2 Non-Voting Convertible Preferred Stock as provided therein (the "Warrant Shares"). The terms and provisions contained in the Class C Preferred Stock Warrant Agreement and the Warrant Certificates shall, upon execution and delivery in accordance with this Agreement and their respective terms, constitute, and shall thereupon become a part of this Agreement.

         1.4 Sale and Purchase. Subject to the terms and conditions herein set forth, the Company shall issue and sell to CEA, and CEA shall purchase from the Company, (x) the number of shares of Class C Convertible Preferred Stock set forth in Exhibit A hereto, for the aggregate purchase price set forth in Exhibit A, which Class C Convertible Preferred Stock shall be shares of Series C-1 Voting Convertible Preferred Stock and (y) the number of Warrants for Series C-2 Non-Voting Convertible Preferred Stock set forth in Exhibit A hereto, for the aggregate purchase price set forth in Exhibit A.

         1.5 Closing. The closing (the "Closing") of the sale and purchase of the Class C Convertible Preferred Stock and the Warrants (collectively the "Preferred Securities") shall take place at the offices of Mayer, Brown & Platt, located at 1675 Broadway, New York New York, at 10:00 A.M., on or before December 15, 1997 (the "Closing Date") upon not less than five business days prior notice by the Company to CEA. At the Closing, the Company will deliver (x) the Class C Convertible Preferred Stock being acquired by CEA in the form of one or more certificates issued in CEA's name or in the name of its nominee (of which CEA shall notify the Company not less than three business days prior to the Closing Date) and (y) the Warrant Certificates issued in CEA's name or in the name of its nominee (of which CEA shall notify the Company not less than three business days prior to the Closing Date), in each case, against payment of the full purchase price therefor by or on behalf of CEA to the Company by wire transfer of immediately available funds to the Company's account (of which the Company shall notify CEA not less than three business days prior to the Closing
Date).

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce CEA to enter into this Agreement, the Company represents and warrants to CEA as set forth below in this Section 2. Any term or provision hereof to the contrary notwithstanding, unless the context otherwise requires, each of the following representations and warranties is being made on a pro forma basis giving effect to each of the Acquisitions.

         2.1      Organization and Corporate Power.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby, and generally to carry out the transactions contemplated hereby and thereby. The Company is not in violation of any term of its Certificate of Incorporation or By-laws, or in violation, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company, other than any such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                  (b) Each of the Subsidiaries is duly organized, validly or legally existing (as the case may be) and in good standing under the laws of the state of its organization, and is qualified to do business and is in good standing, to the extent applicable, in each jurisdiction where the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries has (i) in the case of any Subsidiary which is a corporation, all required corporate power and authority, (ii) in the case of any Subsidiary which is a partnership, all required power and authority under its partnership agreement and the Delaware Revised Uniform Limited Partnership Act (other than Renaissance Investment Management, which has all required power and authority under its partnership agreement), and (iii) in the case of any Subsidiary which is a limited liability company, all required power and authority under its limited liability company agreement and the Delaware Limited Liability Company Act, in each case to own its property and to carry on its business as presently conducted. None of the Subsidiaries is in violation of any term of its organizational documents, or in violation, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to it, other than any such violation which could not reasonably be expected to have a Material Adverse Effect.

         2.2 Authorization. This Agreement and all other documents and instruments executed pursuant hereto are valid and binding obligations of the Company, enforceable against the

Company in accordance with their terms. The execution, delivery and performance of this Agreement has been, duly authorized by all necessary corporate or other action of the Company, except for the consent of the Stockholders which consent shall have been obtained as of the Closing Date and be in full force and effect. On the Closing Date the Warrant Documents (defined below) and the Stockholders' Agreement and all other documents and other instruments contemplated hereby to be executed by the Company and the issuance of the Preferred Securities and, upon conversion or exercise thereof, as applicable, the Conversion Shares and Warrant Shares, as applicable, will be, duly authorized by all necessary corporate or other action of the Company. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required of the Company in connection with (v) the execution, delivery and performance of this Agreement, (w) the issuance and delivery of the Class C Convertible Preferred Stock in accordance with the terms of this Agreement and the Warrant Documents, (x) the issuance and delivery of Conversion Shares upon conversion of the Class C Convertible Preferred Stock in accordance with the terms of the Certificate of Incorporation (or the issuance and delivery of the shares of Common Stock upon the conversion of the Class B Common Stock or Series C-1 Voting Convertible Preferred Stock in accordance with the terms of the Certificate of Incorporation), (y) the issuance and delivery of the Warrant Shares upon the exercise of the Warrants, or (z) the performance or consummation of any other transaction contemplated hereby other than those which have been obtained or made prior to the date hereof and which are in full force and effect and other than those which do not need to be made until after the date hereof, including those necessary on or prior to the Closing Date; provided, that all such consents, approvals, authorizations, designations, declarations or filings required to be obtained or made on or before the Closing Date shall be obtained or made as of such date and shall be in full force and effect.

         2.3 Capitalization. The authorized and issued capital stock of the Company is as set forth in Schedule 2.3 attached hereto. Except as disclosed in
Schedule 2.3, the Company has not issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. As of the Closing, all the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. The shares of Class C Convertible Preferred Stock and Warrants will have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable. The relative rights, preferences, restrictions and other provisions relating to the Common Stock, Class B Common Stock, Class A Convertible Preferred Stock, Class B Convertible Preferred Stock and Securities are as set forth in Exhibit B attached hereto. On the Closing Date, the Warrants will be exercisable into Twenty-Eight Thousand (28,000) shares of Series C-2 Convertible Preferred Stock, on a fully diluted basis. As of the Closing Date, the Company will have authorized and reserved for issuance upon exercise of the Warrants not less than Twenty-Eight Thousand (28,000) shares of its Series C-2 NonVoting Convertible Preferred Stock. As of the Closing Date, the Company will have authorized and reserved for issuance upon conversion of the Class C Convertible Preferred Stock (after giving effect to the exercise of all Warrants) not less than Thirty-Three Thousand Three Hundred Thirty-Three (33,333) shares of its Common Stock and Twenty-Eight Thousand (28,000) shares of its Class B Common Stock and the Company shall have authorized and reserved for issuance upon conversion of the Series C-2 Convertible Preferred Stock Twenty-Eight Thousand (28,000) shares of its Series C-1 Voting Convertible Preferred Stock, and such Conversion Shares will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable. As of the Closing, the Company will have authorized and reserved for issuance upon conversion of the shares of Class B Common Stock (or the Series C-1 Voting Convertible Preferred Stock issuable upon conversion of the Series C-2 Non-Voting Convertible Preferred Stock) not less than Twenty-Eight Thousand (28,000) shares of its Common Stock, and such shares of Common Stock will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable. Except as provided in the Stockholders' Agreement dated as of November 7, 1995 among the Company and the stockholders party thereto (the "Existing Stockholders' Agreement"), the Stockholders' Agreement or as set forth on Schedule 2.3, there are no preemptive rights, rights of first refusal or other agreements, commitments or understandings or other restrictions affecting rights, other incidents of record and beneficial ownership or the issuance or sale of the Company's capital stock, other than (i) rights to which holders of the Class C Convertible Preferred Stock and Conversion Shares and holders of Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock and the Common Stock issuable upon the conversion thereof are entitled as set forth in the Existing Stockholders' Agreement and the Stockholders' Agreement referred to in Section 3.5 hereof, (ii) rights to which holders of Warrants and Warrant Shares will be are entitled as set forth in the Class C Preferred Stock Warrant Agreement, and (iii) the warrants issued in connection with the Bridge Facility. Except as disclosed in Schedule 2.3, there are no restrictions on the issuance or transfer of the Preferred Securities other than those arising from federal and state securities laws and the Bank Holding Company Act of 1956, as amended, and any other applicable banking regulations, or under this Agreement, the Existing Stockholders' Agreement, the Stockholders' Agreement referred to in
Section 3.5 hereof or any Warrant Document. Except as set forth in the Existing Stockholders' Agreement and the Stockholders' Agreement, or as disclosed in
Schedule 2.3, there are no rights to have the Company's capital stock registered for sale in connection with the laws of any jurisdiction. Set forth in Schedule
2.3 is a listing of all partners and shareholders (including the number of shares of each class owned by each such Person) of the Company and each Subsidiary and of the holders of all outstanding stock options, warrants, calls and other rights relating to the issuance of equity in the Company and each Subsidiary, exclusive, however, of any such partner or shareholder, or any such options, warrants, calls or rights, which is not material to the Company, TBC, First Quadrant or the Company and its Subsidiaries taken as a whole. The outstanding capital stock of the Company will not be subject to adjustment (except inasmuch as the rights, preferences, restrictions and other provisions relating thereto have changed pursuant to the provisions of the Certificate of Incorporation) by reason of the issuance of the Preferred Securities on the Closing Date.

         2.4 Subsidiaries; Investments. Except as set forth on Schedule 2.3, the Company does not have any ownership interest in any corporation, partnership, limited liability company, limited liability partnership, joint venture or other entity. Set forth on Schedule 2.3 is a description of the ownership structure of each of the Company, TBC and First Quadrant.

         2.5 Financial Statements. Included in Schedule 2.5 are the following consolidated financial statements of the Company, all of which fairly present the consolidated financial position of the Company on the dates of such statements and the results of its operations for the periods covered thereby: audited consolidated balance sheet of the Company as of December 31, 1996, and unaudited consolidated balance sheets of the Company as of June 30, 1997, and the related statements of income and cash flows for the year and periods then ended. The foregoing financial statements have been prepared in accordance with GAAP consistently applied over the periods covered thereby (except that the unaudited financial statements included therein do not include footnote disclosure and may be subject to year-end audit adjustments none of which alone or in the aggregate would have a Material Adverse Effect).

         2.6 Absence of Undisclosed Liabilities. Except as and to the extent disclosed in Schedule 2.6 and to the extent reflected or reserved against in the Base Balance Sheet, neither the Company nor any Subsidiary has any material (matured or unmatured, fixed or contingent) liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, which has arisen other than in the ordinary course of business and which would be required, in accordance with GAAP, to be reflected or reserved against in the Base Balance Sheet.

         2.7 Absence of Certain Developments. Except as disclosed in Schedule 2.7, since December 31, 1996, there has been (i) no change in the condition, financial or otherwise, of the Company or any Subsidiary or in the assets, liabilities, business, operations or prospects of the Company or any Subsidiary and, to the best knowledge of the Company, there exists no condition, event or occurrence (other than conditions, events and occurrences affecting businesses in the same or similar businesses as the Company and its Subsidiaries) that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) other than ordinary distributions of free cash flow pursuant to various revenue sharing agreements and dividends of such free cash flow by intermediate Subsidiaries of the Company to the Company (or another intermediate Subsidiary of the Company), no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company or any Subsidiary, (iii) no waiver of any valuable right of the Company or any Subsidiary or cancellation of any debt or claim held by the Company or any Subsidiary, other than those which could not reasonably be expected to have a Material Adverse Effect, (iv) no loan by the Company to any officer, director, employee or stockholder of the Company or any Subsidiary, or any agreement or commitment therefor, nor any loan by any Subsidiary to any of its, the Company's or any other Subsidiary's officers, directors, employees or stockholders, or any agreement or commitment therefor, in any case which constitutes a breach of or could reasonably be expected to result in a default under any agreement between such Subsidiary and the Company (or any Subsidiary of the Company) or which could reasonably be expected to have a Material Adverse Effect, (v) no loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured, other than those which could not reasonably be expected to result in a Material Adverse Effect, and (vi) no labor trouble involving the Company or any Subsidiary, no material loss of personnel of the Company or any Subsidiary and no material change in the terms and conditions of the employment of the Company's key personnel (including, without limitation, Messrs. Nutt and Healey) or the key personnel of any Subsidiary.

         2.8 Title to Properties. Each of the Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all liens, restrictions or encumbrances, except as disclosed in Schedule 2.8 and except where the failure to have such title or for such property to be so free and clear, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary owns any real property, other than real property which, in the aggregate, does not exceed $20,000,000. All machinery and equipment included in such properties which is necessary to the business of the Company or any Subsidiary as presently conducted is in good condition and repair and all leases of real or personal property to which the Company or any of its Subsidiaries is a party are fully effective and afford the Company or its Subsidiary, as applicable, peaceful and undisturbed possession of the subject matter of the lease except where the failure to be in such condition or to be so effective, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation could reasonably be expected to have a Material Adverse Effect.

         2.9      Tax Matters.  Except as set forth on Schedule 2.9,

                  (a) The Company and each of the Subsidiaries from the date it became a Subsidiary, and to the best knowledge of the Company prior to the date it became a Subsidiary, has filed all tax returns which it is required to file pursuant to any federal, state or local law, and all such returns are correct and complete in all material respects. Except as set forth in Schedule 2.9, all foreign, federal, state and local taxes owed by the Company have been paid. Except as set forth on said
         Schedule 2.9, the provision for taxes on the Base Balance Sheet is sufficient for the payment of all accrued and unpaid foreign, federal, state, county and local taxes of the Company, whether or not assessed or disputed as of the date of said balance sheet. Except as set forth on Schedule 2.9, there exist no material unpaid assessments on the Company for any fiscal period. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities.

                  (b) As of the date hereof, with regard to the federal or state income tax returns of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries (since the date they became Subsidiaries) has received notice of any audit or of any proposed deficiencies from the Internal Revenue Service or any state taxing authority. As of the date hereof, there are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by the Company or any of its Subsidiaries for any year. As of the date hereof, neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

                  (c) As of the Closing Date, with regard to the federal or state income tax returns of the Company and its Subsidiaries, neither the Company nor any Subsidiary has received since the date hereof any notice of any audit or of any proposed deficiencies from the Internal Revenue Service or any state taxing authority which could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no waivers of applicable statutes of limitations have come into effect since the date hereof with respect to any taxes owed by the Company or any Subsidiary for any year which could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, neither the Internal Revenue Service nor any other taxing authority has, since the date hereof, asserted or, to the knowledge of the Company, threatened to assert against the Company or any of its Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith which could reasonably be expected to result in a Material Adverse Effect.

         2.10 Certain Contracts and Arrangements. Except as set forth in
Schedule 2.10 hereto, the Company is not a party or subject to:

                  (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any contract or agreement creating any obligation of the Company to pay to any third party $500,000 or more in any twelve-month period with respect to any single such contract or agreement;

                  (c) any contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or entity;

                  (d) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $500,000;

                  (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $500,000, other than the

         Senior Loan Agreement (as defined herein), the Promissory Notes related thereto, the Bridge Facility and the promissory notes issued thereunder or received in exchange therefor (such notes, together with any promissory notes issued in exchange therefor, being the "Bridge Notes");

                  (f) any material partnership, limited liability company or joint venture agreement;

                  (g) any employment contracts, loan agreements or other agreements (other than non-competition, non-solicitation and/or non-disclosure agreements) with officers, directors, employees or stockholders of the Company or Persons or organizations related to or affiliated with any such Persons;

                  (h) any stock redemption or purchase agreements;

                  (i) any stock option or other stock purchase or similar equity issuance plans; or

                  (j) any commission or fee sharing agreement (other than with employees of the Company incurred in the ordinary course of business).

         Except as otherwise described on the schedules hereto, neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. Set forth on Schedule 2.10 is each agreement, contract, lease, license, commitment or other instrument (i) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, and (ii) which, in each case, if terminated or are otherwise of no further force or effect, could reasonably be expected to result in a Material Adverse Effect (each a "Material Contract" and collectively, the "Material Contracts").

         Except as set forth on Schedule 2.10, all of the Material Contracts to which the Company or any Subsidiary, as the case may be, is a party are valid, binding and in full force and effect and enforceable by the Company or the Subsidiary, as applicable, in accordance with their terms. Except as set forth in Schedule 2.10, each of the Company and the Subsidiaries has performed all obligations required to be performed by it to date under the Material Contracts (other than those which could not reasonably be expected to result in a default under or breach of such Material Contract) and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Except as disclosed on Schedule 2.7, neither the Company, nor any of the Subsidiaries, nor, to the knowledge of the Company, any other party to any Material Contract has given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. None of such other parties has any presently exercisable right to terminate any Material Contract (other than those Material Contracts which are investment advisory or management agreements) nor will any such other party have any right to terminate any Material Contract on account of the execution, delivery or performance of this Agreement, the Stockholders' Agreement or any other document executed and delivered in connection herewith.

         2.11 Proprietary Information. Except as set forth on Schedule 2.11, all proprietary information developed by or belonging to the Company or any of the Subsidiaries (including, without limitation, contact lists and transaction structures) and which is material to the business of the Company has been kept confidential. Neither the Company nor any of its Subsidiaries is making unlawful use of any intellectual property of any other Person, including without limitation any former employer of any past or present employees of the Company which unlawful use could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any formal or informal notice of infringement or other complaint that the Company's or any Subsidiary's operations infringe any rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of any other Person, nor does the Company or any Subsidiary have any reason to believe that there has been any such infringement, in each case other than infringements which could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of the Company's employees or consultants nor any of the Subsidiaries or any of their employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any intellectual property of such employers, which interfere or conflict with the performance of such employee's or consultant's duties for the Company or such Subsidiary or results in any former employers of such employees and consultants having any rights in, or claims on, the Company's intellectual property or the intellectual property of any of the Subsidiaries, in each case other than those which could not reasonably be expected to result in a Material Adverse Effect. The activities of the Company's employees and consultants and the employees and consultants of each Subsidiary on behalf of the Company or such Subsidiary do not violate any agreements or arrangements which any such employees have with former employers, other than any such violations which could not reasonably be expected to result in a Material Adverse Effect. Each current and former employee of the Company and its Subsidiaries, and each of the Company's and its Subsidiaries' consultants has executed an agreement regarding confidentiality and proprietary information (except where the failure of such Person to have executed such agreement cannot reasonably be anticipated to have a Material Adverse Effect) and, to the knowledge of the Company, none of such employees and consultants are in violation of such agreements where such violation could reasonably be anticipated to have a Material Adverse Effect.

         2.12 Effect of Transactions. The execution, delivery and performance by the Company of this Agreement, the Stockholders' Agreement, and each Warrant Document and the agreements and transactions contemplated hereby will not conflict with or result in any violation of or default under any material contract, obligation or commitment of the Company or any Subsidiary (with or without the lapse of time, the giving of notice, or both), or any provision of any organizational document of the Company or any Subsidiary, or result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any Subsidiary except as contemplated by this Agreement, the Stockholders' Agreement and each Warrant Document. The Company's execution and delivery of this Agreement, the Stockholders' Agreement and each Warrant Document and its performance of the transactions contemplated hereby will not violate any judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency applicable to the Company or any Subsidiary or to which the Company or any Subsidiary is a party.

         2.13 Employee Benefit Plans. Except as set forth in Schedule 2.13, the Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") nor has it ever maintained or contributed to an Employee Benefit Plan except as described in Schedule 2.13. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans and no such plan is a "multi-employer plan," as defined in Section 4001(a)(3) of ERISA. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program.

         Except as specifically set forth in Schedule 2.13, or as required by
Section 4980B of the Internal Revenue Code or Section 601 et seq. of ERISA, the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other non-pension benefit to terminated employees.

         2.14 Litigation. Except as set forth in Schedule 2.14, there is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary affecting any of their respective businesses, properties or assets, or against any officer or key employee of the Company or any Subsidiary in his capacity as an officer or key employee of the Company or such Subsidiary, which (i) may call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby or (ii) could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Company, there has not occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

         2.15 Offerees. Neither the Company nor anyone acting on its behalf has in the past or will sell, offer for sale or solicit offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Securities as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or will be within the exemptions of Section 4 thereof. The Company has and will comply with all applicable state "blue-sky" or securities laws in connection with the issuance and sale of its Common Stock, Preferred Securities and other securities heretofore issued and to be issued upon the closing of the Agreement.

         2.16     Business; Compliance with Laws.

                  (a) Each of the Subsidiaries of the Company which is required to register as an investment adviser under the Advisers Act is so registered, and each of the Subsidiaries of the Company which is required to register, license or qualify as an investment adviser in any other jurisdiction is so registered, licensed or qualified in each such jurisdiction where such registration, licensing or qualification is required in order to conduct its business (except for failures to be so registered, licensed or authorized that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

                  (b) The Company and each Subsidiary has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted in each case, except where the failure to have any of such franchises, permits, licenses, rights or privileges, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation, in any material respect, of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as it is presently conducted except where any such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is in compliance, in all material respects, with all federal, state and local laws and regulations relating to its business as presently conducted, except where any such failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         2.17 Investment Banking; Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith.

         2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18 hereto, to the best of the Company's knowledge, without investigation, no Person directly or indirectly holding an interest in the Company or any of its Subsidiaries is a party to any agreement, commitment or transaction with the Company or (other than as a client thereof or, with respect to employees of any Subsidiary, employment agreements between such employees and such Subsidiary) any of its Subsidiaries, or has any interest in any property used by the Company or any of its Subsidiaries, in either case which is material to the Company and its Subsidiaries taken as a whole.

         2.19     Tweedy Browne Financial Statements.

                  (a) The Company has heretofore furnished to CEA (i) audited statements of financial condition of TBC at September 30, 1994, September 30, 1995 and September

         30, 1996, and audited statements of income, changes in partners' capital and cash flows for each of the three years then ended (the audited balance sheet of TBC at September 30, 1996 is referred to hereinafter as the "Tweedy Base Balance Sheet") and (ii) unaudited statements of financial condition of TBC at December 31, 1996, March 31, 1997 and June 30, 1997 and statements of income, changes in partners' capital and cash flows for each period then ended, certified by TBC's senior financial officer. All of the foregoing financial statements have been prepared in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby (except that TBC's unaudited financial statements do not include footnote disclosure and are subject to normal, immaterial audit adjustments), are complete and correct to the knowledge of the Company after due inquiry, and (subject to the foregoing exceptions with respect to unaudited financial statements) present fairly the financial condition of TBC at the dates of such statements and the results of its operations for the periods covered thereby.

                  (b) TBC does not and, as of the date of the Tweedy Base Balance Sheet, did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of TBC or the conduct of its businesses prior to the applicable date regardless of whether claims in respect thereof had been asserted as of such date), except: (i) liabilities stated or adequately reserved against on the Tweedy Base Balance Sheet or the notes thereto, (ii) liabilities reflected in Schedules furnished under Section 4.16 to CEA, effective as of the date hereof or (iii) immaterial liabilities incurred or recognized in the ordinary course of business of TBC after the date of, and not in breach of any of the terms of, the TBC Acquisition Agreement.

         2.20 Disclosure. Neither this Agreement, the exhibits or schedules hereto, the Stockholders' Agreement and all other documents and instruments executed pursuant hereto contains any untrue statement of any material fact, or omits to state any material fact that is necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.


SECTION 3.  CONDITIONS OF PURCHASE

         CEA's obligation to purchase and pay for the Preferred Securities shall be subject to compliance by the Company with its agreements and covenants herein contained and to the fulfillment to CEA's satisfaction on or before and at the Closing Date of the following conditions:

         3.1 Satisfaction of Conditions. The representations and warranties of the Company made in Section 2 hereof shall be true and correct, in all material respects, on and as of the Closing Date (after giving effect to the TBC Acquisition) provided, however, that solely for purposes of determining the satisfaction of the condition contained in this Section 3.1, and not for purposes of determining liability under Section 7.3 hereof or otherwise, no effect shall be given to any exception relating to knowledge or materiality in the representations and warranties relating to TBC after updating pursuant to the operation of Section 4.16 and such representations and warranties shall be deemed to be true, correct and complete in all material respects only if the failure or failures of such representations and warranties to be so true, correct and complete without regard to knowledge and materiality exceptions do not represent in the aggregate a Material Adverse Effect (as defined in the TBC Acquisition Agreement) on TBC or the Company. Each of the conditions specified in this Section 3 shall have been satisfied or waived in writing; and on the Closing Date, certificates to such effect executed by the President, the Executive Vice President or any Senior Vice-President of the Company and by the principal financial officer of the Company shall be delivered to CEA.

         3.2 Authorization. The Board of Directors and the stockholders of the Company shall have duly adopted resolutions in form reasonably satisfactory to CEA authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and CEA shall have received a duly executed certificate of the Secretary of the Company setting forth a copy of such resolutions and confirming that such resolutions have not been modified, rescinded or amended and are in full force and effect, setting forth a copy of the Certificate of Incorporation and By-laws of the Company, as in effect on the Closing Date, setting forth an incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company and such other matters as may be reasonably requested by CEA.

         3.3 Amended and Restated Certificate of Incorporation. The Board of Directors and stockholders of the Company shall have duly adopted resolutions providing for the restatement of the Company's Certificate of Incorporation in the form attached hereto as Exhibit B and such restated Certificate of Incorporation shall have been filed with the Secretary of State of Delaware.

         3.4 Opinion of Counsel. CEA shall have received from counsel for the Company, Goodwin, Procter & Hoar LLP, their favorable opinion, dated the Closing Date, in form and substance reasonably satisfactory to CEA and its counsel.

         3.5 Stockholders' Agreement. The Company, CEA and certain other stockholders of the Company shall have executed and delivered the Stockholders' Agreement, amended and restated as of the Closing Date, and all actions required to be taken pursuant to the Stockholders' Agreement (including the appointment of members of the Board of Directors) shall have been taken.

         3.6 All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to CEA, and CEA shall receive copies thereof and other materials (certified, if requested) as it may reasonably request in connection therewith. The issuance and sale of the Preferred Securities to CEA shall be made in conformity with all applicable state and federal securities laws.

         3.7 No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation and shall not be subject to any injunction, stay or restraining order.

         3.8      Senior Loan Agreement; Securities Purchase Agreement.

                  (a) Prior to or concurrently with the Closing, the Company shall have executed and delivered the Senior Loan Agreement and CEA shall have received evidence satisfactory to it that no less than $300,000,000 may be drawn thereunder by the Company (including satisfaction by CEA that all conditions to any such draw in respect of the revolving credit facility thereunder can be met in the ordinary course). The Senior Loan Agreement shall be in substantially the form heretofore delivered to CEA and shall be in full force and effect, and executed or conformed copies thereof and all documents (including all schedules and exhibits thereto) executed or delivered in connection therewith shall have been delivered to CEA.

                  (b) As of the Closing Date, CEA shall have received evidence reasonably satisfactory to it that each of the conditions to be satisfied by the Company to the purchase of at least $60,000,000 senior subordinated notes pursuant to the terms of the Securities Purchase Agreement, dated as of August __, 1997 (the "Bridge Facility") between the Company and CEA shall have been satisfied and not waived without the prior consent of CEA.

         3.9      Acquisition Agreements.

                  (a) There shall have been no material conditions to the Company's consummation of any Acquisition that have not been satisfied or waived with the prior consent of CEA, there have been no material amendments to the documentation relating to any Acquisition without the prior consent of CEA and, prior to or substantially contemporaneously with the purchase of the Preferred Securities hereunder, each Acquisition shall have been consummated. CEA shall have received a true and correct copy of the TBC Acquisition Agreement together with all exhibits and schedules thereto and each other purchase agreement executed in connection with each Acquisition. The TBC LLC Agreement and all other draft agreements annexed as exhibits to the TBC Acquisition Agreement (to the extent applicable) shall have been executed and delivered in substantially the forms of the drafts annexed thereto (in each case as of the date hereof), with any changes to such drafts since such date to be in form and substance reasonably acceptable to CEA.

                  (b) Not more than three (3) days after the date hereof, the Company shall provide CEA and its counsel with initial drafts of all schedules to the TBC Acquisition Agreement setting forth all information specified, and any exceptions to the representations and warranties set forth, in Section 3 and 4 thereof, provided that such schedules shall specifically reference the particular subsection of such Section 3 or 4, as applicable, with respect to which any such information or exception applies. The Company shall deliver finalized schedules to CEA not later than the fifth (5th) day after the date the draft schedules are provided to CEA in accordance herewith and CEA shall have determined, in its reasonable good faith discretion (which determination shall be made within seven (7) business days after the delivery of the aforementioned final schedules) that the exceptions described in such schedules (i) in the aggregate could not reasonably be expected to have a Material Adverse Effect (as defined in the TBC Acquisition Agreement) on TBC or the Company, (ii) would not constitute any exception to any of the representations and warranties contained in the following provisions of the TBC Acquisition Agreement: Section 3.2(a) (first sentence) and (b) (Organization and Qualification of the Company), Section 3.3 (Capitalization; Beneficial Ownership), Section 3.5(a) (Authority), Section 3.8(a) (Financial Statements), Section 4.1 (Authority) or Section 4.2 (Ownership of LLC Interests) and (iii) would not constitute a material exception to any of the representations and warranties contained in the following provisions of the TBC Acquisition
         Agreement: Section 3.4 (Subsidiaries), Section 3.5(b) or (c) (Authority), Section 3.8(b) (Financial Statements), Section 3.9 (Taxes), Section 3.16 (Litigation), Section 3.17 (Compliance with
         Laws), Section 3.18 (Business; Registrations) or Section 3.25(b) (Directors, Officers and Employees, as to good health). In the event CEA determines that such schedules do not satisfy the conditions set forth above (as applicable), CEA must notify the Company, in writing, of such determination on or before 4:00 p.m. (New York City time) on the last day of such seven-business-day period, and failure by CEA timely to deliver such written notice shall be deemed to mean that CEA has determined that such schedules satisfy such conditions.

         3.10 Escrow Agreement. The Escrow Agreement shall be in full force and effect, and executed or conformed copies thereof shall have delivered to CEA. The Company shall have delivered to the Escrow Agent (as defined in the Escrow Agreement), a fee in the amount of $2,400,000 (the "Escrow Fee") to be held in escrow pursuant to the Escrow Agreement.

         3.11 Pro Forma Balance Sheet. CEA shall have received a pro forma balance sheet of the Company and its Subsidiaries as at June 30, 1997, which balance sheet shall give pro forma effect to the consummation of the TBC Acquisition (and any other acquisition to be consummated prior to the Closing
Date) and the transactions contemplated hereby, and such balance sheet shall not indicate any material adverse change in the assets, liabilities or net worth from those set forth in the Pro Forma Balance Sheet (as defined in the Bridge Facility).

         3.12 1997 Budget and Operating Forecast. The Company shall have delivered to CEA a true and correct copy of the 1997 budget of the Company, in the form presented to the Board of Directors of the Company, including, to the extent also provided in writing to the Board of Directors, copies of all subsequent written changes therein and all material deviations therefrom.

         3.13 Ownership Schedule. CEA shall have received a description, true and correct as of the Closing Date, of the ownership structure of each Subsidiary and each other entity in which the Company has an ownership interest.

         3.14 Certain Tax Matters. CEA shall have received notice of (x) any audit or proposed deficiencies received by the Company or any of its Subsidiaries as of the Closing Date from the Internal Revenue Service or any state taxing authority, (y) any waivers of applicable statutes of limitations with respect to any taxes owed by the Company or any Subsidiary for any year and
(z) any actual or threatened deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         3.15 Delivery of Documents. The Company shall have executed and delivered to CEA (or shall have caused to be executed and delivered to CEA by the appropriate Persons) the following:

                  (a) Certificates for the Class C Convertible Preferred Stock as set forth in Exhibit A;

                  (b) the Class C Preferred Stock Warrant Agreement duly executed by the Company and CEA;

                  (c) the Warrant Certificates evidencing the Warrants (drawn to the order of CEA and with appropriate insertions duly executed by the Company);

                  (d) Certified copies of resolutions of the Board of Directors (and the stockholders) of the Company authorizing the execution and delivery of this Agreement, the Stockholders' Agreement, the Class C Preferred Stock Warrant Agreement the Certificate of Incorporation, the issuance and delivery of the Class C Convertible Preferred Stock and upon conversion of the Class C Convertible Preferred Stock, the issuance of the Conversion Shares, the Warrants and upon exercise of the Warrants, the issuance of the Warrant Shares;

                  (e) A copy of the amended and restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of the Closing Date;

                  (f) A copy of the By-laws of the Company certified by the secretary of the Company;

                  (g) A certificate issued by the Secretary of State of the State of Delaware certifying that the Company is in good standing as of the Closing Date;

                  (h) A certificate issued by the appropriate Secretary of State of the state of organization of each Subsidiary certifying that, to the extent applicable, each such Subsidiary is in good standing in such state;

                  (i) A certificate issued by the Secretary of State of the Commonwealth of Massachusetts certifying that the Company is in good standing in Massachusetts; and

                  (j) Payment or reimbursement on the Closing Date of fees of CEA in accordance with Section 7.14 hereof.


SECTION 4. COVENANTS OF THE COMPANY

         Unless otherwise modified or waived pursuant to Section 7.1 hereof, the Company shall comply with the following covenants until such time as (i) a Qualified Public Offering occurs, (ii) a Qualified Public Float occurs or (iii) a registered public offering other than a Qualified Public Offering has occurred and (x) all Class C Convertible Preferred Stock has been converted into Common Shares and (y) the Company has satisfied all of its obligations set forth in
Section 1.5 of the Stockholders' Agreement.

         4.1 Financial Statements; Other Reports. The Company will maintain a comparative system of accounts in accordance with GAAP, keep full and complete financial records and furnish to each Qualified Holder the following reports:
(a) within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income and retained earnings and of cash flows of the Company for such year, audited and certified by independent public accountants of recognized national standing, prepared in accordance with GAAP consistently applied; (b) (i) within 45 days after the end of each month commencing with July 1997, a statement of the monthly assets under management by the Company as at the end of such month and (ii) if such month end is also the end of a fiscal quarter but not the end of a fiscal year, within 45 days after the end of such month (x) a statement of the monthly assets under management by the Company for such quarter and for the year to date, and (y) a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows for such quarter and for the year to date; (c) promptly, and in no event more than ten days after the Company's receipt thereof, copies of all audit reports, so-called "management letters" and other communications and reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each interim or special audit of the Company or any of its Subsidiaries made by such accountants; (d) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or, within ten days of receipt by the Company, any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and (e) simultaneously with delivery to the lenders under the Senior Loan Agreement, copies of all financial statements, compliance certificates, notices and other information delivered under the Senior Loan Agreement which are not otherwise delivered to each Qualified Holder pursuant to this Section 4.1.

         Each of the financial statements referred to in clauses (a), (b) and
(d) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, have a Material Adverse Effect on the Company).

         Notwithstanding the foregoing, the provisions of this Section 4.1 shall cease to be effective so long as the Company (x) is subject to the periodic reporting requirements of the '34 Act and continues to comply with such requirements and (y) promptly provides to each Person otherwise entitled to receive information pursuant to this Section 4.1 such reports and other material filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the '34 Act.

         4.2 Budget and Operating Forecast. Commencing with the Company's 1998 fiscal year, the Company will prepare and submit to the Board of Directors of the Company a budget for the Company for each fiscal year of the Company at least 30 days prior to the beginning of such fiscal year (or such later date as the Board of Directors may unanimously agree), together with management's written discussion and analysis of such budget. The budget shall be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors of the Company and, thereupon, a copy of such budget promptly shall be sent to each Qualified Holder. The Company shall review the budget periodically and shall advise the Board of Directors of all changes therein and all material deviations therefrom.

         4.3 Conduct of Business. The Company will, and will cause each of its Subsidiaries to, continue to engage principally in the business now conducted by the Company or such Subsidiary and businesses similar or related thereto and those reasonably compatible therewith. The Company will keep in full force and effect its corporate existence and will use commercially reasonable efforts to maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

         4.4 Payment of Taxes, Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company or such Subsidiary in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, the Advisers Act and the 1940 Act and will comply with all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

         4.5 Material Adverse Effect. The Company will promptly advise CEA and each Qualified Holder of any event which has a Material Adverse Effect on the Company, and of each suit or proceeding commenced or threatened against the Company or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company. The Company will also promptly notify CEA and each Qualified Holder of any facts which, if such facts had existed on the Closing Date, would have constituted a material breach of the representations and warranties contained herein.

         4.6 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for the operation of its business.

         4.7 Life Insurance. The Company will maintain, and continue to pay the premiums on, "key-man" term life insurance from financially sound and reputable insurers on the life of William J. Nutt in the face amount of at least $5,000,000 with the proceeds payable to the Company. The Company hereby agrees that such policy shall not be assigned, borrowed against, pledged or encumbered in any other way.

         4.8 Affiliated Transactions. All transactions by and between the Company and any officer, key employee or stockholder of the Company or Persons controlling, controlled by, under common control with or otherwise affiliated with such officer, key employee or stockholder, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated Persons and shall be approved in advance by the Board of Directors after full disclosure of the terms thereof, for which purpose the interested party, if a Director, and any affiliate of the interested party who is a Director, shall not be entitled to vote, exclusive, however, of transactions between the Company and any Subsidiary so long as (i) such transaction is not otherwise prohibited hereunder and (ii) at the time of such transaction there is no then current intention or plan (whether in connection with such transaction or otherwise) whereby such Subsidiary would cease to be a Subsidiary of the Company.

         4.9 Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Securities to finance the TBC Acquisition and the consolidation of TBC, to make investments in investment managers and advisers, and for working capital. Pending use for the above described purposes, said proceeds shall be temporarily invested in short-term, interest bearing securities, including U.S. Government securities, certificates of deposit and similar instruments, and money market mutual funds.

         4.10 Inspection. The Company will, upon reasonable prior notice to the Company, permit authorized representatives of any Qualified Holder to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested. Each such Qualified Holder (on behalf of itself and its representatives) agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in its, his or her regular business relating to the Company) any knowledge or information of a confidential or proprietary nature with respect to any records, data, plans, strategies, business operations or techniques of the Company or any affiliate (which, to the extent they were disclosed to such Qualified Holder or its representative in writing, where identified as confidential or proprietary) ("Confidential Information"), other than information which (a) is or becomes generally available to the public other than as a result of disclosure by such Qualified Holder or its representatives in violation of this Agreement, (b) is required by law or government regulation to be disclosed to a court or government regulatory or supervisory body; provided, however, that prior to disclosing such information, such Qualified Holder or its representative shall give the Company notice and shall use their respective reasonable efforts to obtain confidential treatment therefor, (c) such Qualified Holder can show was contained in a writing in its possession at the time of disclosure, which information had not been wrongfully acquired, directly or indirectly from the Company or any affiliate and such Qualified Holder is not under an obligation of confidentiality with respect thereto, (d) is subsequently disclosed to such Qualified Holder by a third party not in violation of any rights of, or obligations to, the Company or (e) any information which is independently developed by an employee or agent of such Qualified Holder who has not had access to any Confidential Information.

         4.11 Directors Liability. The Certificate of Incorporation or By-laws of the Company will, at all times during which any nominee of the Holders serves as a director of the Company, provide for indemnification of the directors of the Company and limitations on the liability of the directors of the Company to the fullest extent permitted under applicable state law.

         4.12 Restrictions and Limitations. So long as any Class C Convertible Preferred Stock or Warrants remain outstanding, the Company shall not:

                  (a) Increase the number of directors on the Company's Board of Directors;

                  (b) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock, or any other capital stock of the Company; provided, however, that this restriction shall not apply to the repurchase or redemption of shares of Common Stock issued pursuant to stock repurchase provisions or agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law, provided that (unless the purchase or agreement containing its terms is or was approved by unanimous vote of the Board of Directors of the Company) the repurchase price paid by the Company does not exceed the purchase price paid to the Company for such shares;

                  (c) Declare, pay, set apart for payment or enter into an agreement to declare or pay, dividends on or any distributions in respect of shares of Common Stock, other than dividends or distributions in additional Common Stock;

                  (d) Authorize any merger or consolidation of the Company with or into another Company or entity (except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval), authorize any liquidation of the Company, or authorize the sale of all or substantially all the assets of the Company; or

                  (e) (x) Amend the Certificate of Incorporation or By-Laws of the Company in any manner adverse to the holders of any Class C Convertible Preferred Stock or Warrants without the written consent of a Majority in Interest of the Holders or (y) authorize, issue or obligate itself to issue, any preferred stock which is senior to any Class C Convertible Preferred Stock as to liquidation preferences, redemption or dividend rights or with voting rights which are preferential to those of the holders of the Series C-1 Voting Convertible Preferred Stock; provided that no newly issued preferred stock shall be designated as "Class C" or "Series C" preferred stock (other than any such stock issued to holders of Class C Convertible Preferred Stock, Warrants or Warrant Shares in connection with anti-dilution, preemptive or similar rights).

         4.13 Current Public Information. At all times after the Company has filed a registration statement with respect to its Common Stock with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the '34 Act, the Company shall file all reports required to be filed by it under the Securities Act and the '34 Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any Holder or Holders of Restricted Securities may reasonably request, all to the extent required to enable such Holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any Holder of Restricted Securities a written statement as to whether it has complied with such requirements.

         4.14 Registration of Securities. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Class C Convertible Preferred Stock (the "Class C Preferred Stock Register"). The names and addresses of the Holders of Class C Convertible Preferred Stock, the transfer of Class C Convertible Preferred Stock, and the names and addresses of the transferees of the Class C Convertible Preferred Stock shall be registered in the Class C Preferred Stock Register. Pursuant to the Class C Preferred Stock Warrant Agreement, the names and addresses of the Holders of Warrants, the transfer of Warrants and the names and addresses of the transferees of Warrants shall be registered in the Warrant Register (as defined in the Class C Preferred Stock Warrant Agreement). The Person in whose name any registered Security shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the Company shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer so provided in this Section 4.14. Payment of or on account of the principal, premium, if any, and interest on, or any other amount in respect of, any registered Securities shall be made to or upon the written order of such registered holder.

         4.15 Further Assurances. Upon the reasonable request of CEA, the Company will cure promptly any defects in the creation and issuance of the Securities, and in the execution and delivery of this Agreement and the Warrant Documents. Upon the reasonable request of the Company, CEA will cure promptly any defects in the execution and delivery of this Agreement and the Warrant Documents. The Company, at its expense, will promptly execute and deliver promptly to CEA upon request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be necessary or appropriate in connection therewith.

         4.16 Update of Schedules. In the event the schedules described in (and satisfying the requirements of) Section 3.9(b) would require the updating of any Schedules hereto in order to make the representations and warranties to which such Schedules relate true, correct and complete, the Company shall furnish to CEA updated versions of such Schedules and the Schedules shall be automatically deemed amended thereby, provided that the form of such updated versions is reasonably satisfactory to CEA.

SECTION 5.  REPRESENTATIONS AND COVENANTS OF CEA

                  (a) It is the understanding of the Company, and CEA hereby represents with respect to CEA's purchase of Securities hereunder that:

                           (i) The execution of this Agreement has been duly
                  authorized by all necessary action on the part of CEA, has been duly executed and delivered, and constitutes a valid, binding and enforceable agreement of CEA.

                           (ii) CEA is acquiring the Preferred Securities for
                  its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act, and CEA has no present or presently contemplated agreement, undertaking, arrangement, obligation or commitment providing for the distribution thereof; provided, however, that the disposition of CEA's property shall at all times be and remain within its control. CEA was not formed or organized for the purpose of acquiring the Preferred Securities.

                           (iii) CEA understands that because the Preferred
                  Securities have not been registered under the Securities Act, it cannot dispose of any or all of the Class C Convertible Preferred Stock or the Warrants or the Common Stock or the Class B Common Stock or Warrant Shares issuable upon conversion or exercise, as applicable, thereof unless the shares of the relevant series of Class C Convertible Preferred Stock, Warrants or Common Stock or the Class B Common Stock are subsequently registered under the Act or exemptions from such registration are available.

                           (iv) CEA is sufficiently knowledgeable and
                  experienced in the making of private investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company. CEA is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. CEA has carefully reviewed the representations concerning the Company contained in this Agreement, and has made detailed inquiry concerning the Company, its business and its personnel; and the officers of the Company have made available to the CEA any and all written information which it has requested and have answered to CEA's satisfaction all inquiries made by CEA; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Corporation hereunder and the right of CEA to rely thereon and to seek indemnification hereunder.

                           (v) CEA has been advised that the Preferred
                  Securities have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing the Preferred Securities is relying upon, among other things, the representations and warranties of CEA contained in this Section 5.

                           (vi) No broker, finder, agent or similar intermediary
                  has acted on behalf of CEA in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

                  (b) CEA shall, as soon as practicable after the date hereof, to the extent applicable (as reasonably determined CEA and by the Company), provide the Company with answers, full and correct to the best knowledge of CEA, to the questions set forth in Section 11 of Part I of Form ADV and answers to Schedule A and Schedule B of Part II of Form ADV.


SECTION 6. DEFINITIONS

         6.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

         "Acquisitions" means, collectively, the Geo Acquisition and the TBC Acquisition.

         "Additional Subsidiary" shall mean any entity which, after the date hereof, becomes controlled by the Company or any Subsidiary as a result of the ownership by the Company or an Additional Subsidiary, singularly or collectively, of more than 50% of the outstanding voting securities of such entity or the Company becoming a general partner, managing member or holding another similar position that enables it to direct management and policies thereof.

         "Advisers Act" means the Investment Advisers Act of 1940, as amended, and any successor to such Act.

         "Base Balance Sheet" shall mean the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1997, included in Schedule 2.5 hereof.

         "CEA" shall have the meaning set forth in the preamble.

         "Certificate of Incorporation" shall mean the Company's Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B, as the same may be amended and/or restated from time to time.

         "Class A Convertible Preferred Stock" shall mean the Company's Class A Convertible Preferred Stock, par value $.01 per share.

         "Class B Common Stock" shall mean the Company's Class B Common Stock, par value $.01 per share.

         "Class B Convertible Preferred Stock" shall mean the Series B-1 Voting Convertible Preferred Stock together with the Series B-2 Non-Voting Convertible Preferred Stock.

         "Class C Conversion Price" shall have the meaning set forth in the Certificate of Incorporation.

         "Class C Convertible Preferred Stock" shall mean the Series C-1 Voting Convertible Preferred Stock together with the Series C-2 Non-Voting Convertible Preferred Stock.

         "Class C Preferred Stock Warrant Agreement" shall mean that certain Class C Preferred Stock Warrant Agreement, dated as of the Closing Date, between the Company and CEA, substantially in the form attached hereto as Exhibit C.

         "Common Shares" shall have the meaning set forth in the Certificate of Incorporation.

         "Common Stock" shall have the meaning set forth in the Certificate of Incorporation.

         "Confidential Information" shall have the meaning assigned such term in
Section 4.10.

         "Confidentiality Agreement" shall mean that certain letter agreement, dated as of July 17, 1997, between the Company and CEA.

         "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

         "Escrow Agreement" shall mean that certain Escrow Agreement, dated as of the Closing Date, between the Company and The Chase Manhattan Bank, substantially in the form attached hereto as Exhibit E.

         "Fee Letter" shall mean the confidential fee letter, dated as of the date hereof, between the Company and CEA.

         "First Quadrant" means First Quadrant Holdings, a Delaware corporation, First Quadrant Corp., a New Jersey corporation, First Quadrant, L.P., a Delaware limited partnership and First Quadrant U.K., L.P., a Delaware limited partnership and First Quadrant Limited, a United Kingdom corporation, collectively.

         "GAAP" shall mean generally accepted accounting principles as applied in the United States of America.

         "Geo" means GeoCapital Corporation, a Delaware corporation, and any successor thereto.

         "Geo Acquisition" shall mean the acquisition by the Company of at least 51% of the outstanding common stock of Geo or any successor thereto.

         "Governmental Authority" shall mean any Federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity.

         "Holder" shall mean CEA or any of its permitted successors or assigns (other than the Company or any of its Subsidiaries) who continues to hold any
(x) Class C Convertible Preferred Stock or Conversion Shares issued or issuable upon the conversion thereof or (y) Warrants or Warrant Shares.

         "Majority in Interest" shall mean Holders holding a majority of the shares of Common Stock issued or issuable upon conversion of the Series C-1 Voting Convertible Preferred Stock and Series C-2 Non-Voting Convertible Preferred Stock (after giving effect to the conversion of all Warrant Shares issued or issuable upon exercise of the Warrants and the conversion of the shares of Series C-1 Voting Convertible Preferred Stock or Class B Common Stock, as the case may be, issued or issuable upon conversion of Class C Convertible Preferred Stock).

         "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of (i) the Company, (ii) TBC, (iii) First Quadrant or
(iv) the Company and its Subsidiaries taken as a whole.

         "Person" shall mean any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental agency or authority or other entity of whatever nature.

         "Preferred Stock" shall have the meaning provided in the Stockholders' Agreement.

         "Qualified Holder" shall mean any Holder (together with any of its commonly-controlled affiliates) which holds at least 21% of the aggregate amount of all Preferred Securities to be purchased hereunder (or Conversion Shares issued or issuable upon the conversion thereof or Warrant Shares issued or issuable upon the exercise thereof) provided such Holder has become a party to the Stockholders' Agreement and such Holder has executed a confidentiality agreement with the Company in substantially the form of the Confidentiality Agreement.

         "Qualified Public Float" shall mean a Class C Qualified Public Float, as defined in the Certificate of Incorporation.

         "Qualified Public Offering" shall mean an underwritten public offering of the Company's Common Stock which (i) satisfies all requirements of a Class C Qualified Public Offering (as defined in the Certificate of Incorporation) and
(ii) results in a per share sale price for the Common Stock into which each share of Class C Convertible Preferred Stock is convertible (as appropriately adjusted for stock splits, stock dividends and the like) which equals or exceeds the Qualifying Price.

         "Qualifying Price" means, with respect to any registered public offering by the Company of its Common Stock, a per share sales price to the public which results in the value of the Common Stock into which each share of Class C Convertible Preferred Stock is convertible (as appropriately adjusted for stock splits, stock dividends and the like) which equals or exceeds $1,035 per share plus appreciation at a rate equal to at least 15% per annum compounded annually determined on a daily basis from August 15, 1998 through the earlier of
(x) the date of the closing of such underwritten public offering (if such closing is after August 15, 1998) or (y) August 15, 2002.

         "Restricted Securities" shall mean (i) the Class C Convertible Preferred Stock issued hereunder, (ii) any Conversion Shares (iii) the Warrants issued hereunder and (iv) any Warrant Shares. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in the Stockholders' Agreement have been issued. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in the Stockholders' Agreement.

         "Securities" shall mean the Class C Convertible Preferred Stock and the Warrants issued at the Closing and the Conversion Shares and the Warrant Shares.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

         "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of the date hereof, among the Company and the purchasers named therein.

         "Senior Loan Agreement" shall mean the Credit Agreement and related Promissory Notes dated as of the Closing Date, among the Company, the several Lenders named in the Credit Agreement and The Chase Manhattan Bank, a New York banking corporation, as Administrative Agent.

         "Series B-1 Voting Convertible Preferred Stock" shall mean the Company's Series B-1 Voting Convertible Preferred Stock, par value $.01 per share.

         "Series B-2 Non-Voting Convertible Preferred Stock" shall mean the Company's Series B-2 Non-Voting Convertible Preferred Stock, par value $.01 per share.

         "Series C-1 Voting Convertible Preferred Stock" shall mean the Company's Series C-1 Voting Convertible Preferred Stock, par value $.01 per share.

         "Series C-2 Non-Voting Convertible Preferred Stock" shall mean the Company's Series C-2 Non-Voting Convertible Preferred Stock, par value $.01 per share.

         "Stockholders' Agreement" means that certain Amended and Restated Stockholders' Agreement, dated as of the Closing Date, by and among the Company and all of its stockholders, substantially in the form attached hereto as Exhibit D.

         "Subsidiaries" and "Subsidiary" shall mean and include J M H Management Corporation, a Delaware corporation, JM Hartwell Limited Partnership, a Delaware limited partnership, Systematic Financial Management, L.P., a Delaware limited partnership, Skyline Asset Management, L.P., a Delaware limited partnership, Renaissance Investment Management, a Delaware general partnership, First Quadrant Holdings, Inc., a Delaware corporation, First Quadrant Corp., a New Jersey corporation, First Quadrant, L.P., a Delaware limited partnership, First Quadrant U.K., L.P., a Delaware limited partnership, First Quadrant Limited, a United Kingdom corporation, The Burridge Group Inc., an Illinois corporation, The Burridge Group, LLC, a Delaware limited liability company, Gofen and Glossberg, L.L.C., a Delaware limited liability company, GeoCapital Corporation, GeoCapital, LLC, and Tweedy, Browne Company, LLC and all Additional Subsidiaries from and after the date they become Additional Subsidiaries, including as of the Closing Date.

         "TBC" shall mean Tweedy, Browne Company L.P., a Delaware limited partnership (or any successor thereto).

         "TBC Acquisition" shall mean the acquisition by the Company of at least 51% of the outstanding limited partnership or member interests in TBC or any successor thereto.

         "TBC Acquisition Agreement" means the Purchase Agreement dated as of August 15, 1997, by and among the Company, Tweedy, Browne Company L.P., a Delaware limited partnership, Christopher H. Browne, William H. Browne, John D. Spears and James M. Clark, Jr., executed in connection with the TBC Acquisition, including all schedules and exhibits thereto (including the revenue sharing agreement described therein).

         "TBC LLC Agreement" means the Limited Liability Company Agreement of Tweedy, Browne Company LLC, dated as of the Closing Date, among the manager member and non-manager members party thereto, in each case as amended, restated or otherwise modified.

         "Warrant Documents" shall mean the Class C Preferred Stock Warrant Agreement and the Warrant Certificates.

         "Warrants" shall have the meaning given such term in the Class C Preferred Stock Warrant Agreement.

         " '34 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations issued in respect thereto.

         "1940 Act" means, the Investment Company Act of 1940, as amended, and any successor to such Act.

         6.2 Other Definitions. The following terms are defined within this Agreement.

                                                             Defined in
                           Term                              Section

                  Agreement                                  Preamble
                  Bridge Facility                            3.8(b)
                  Bridge Notes                               2.10(e)
                  Class C Preferred Stock Register           4.14
                  Class C Preferred Stock Warrant
                       Agreement                             1.3
                  Closing                                    1.5
                  Closing Date                               1.5
                  Company                                    Preamble
                  Company Indemnitees                        7.4
                  Conversion Shares                          1.2
                  Defense Counsel                            7.5
                  Defense Notice                             7.5
                  Employee Benefit Plan                      2.13
                  Escrow Fee                                 3.10
                  Existing Stockholders Agreement            2.3
                  Indemnified Liabilities                    7.3/7.4
                  Indemnity Cap                              7.3/7.4
                  Material Contract(s)                       2.10
                  Purchaser Indemnitees                      7.3
                  Preferred Securities                       1.5
                  Related Documents                          7.10

                  Tweedy Base Balance Sheet                            2.19
                  Third Party Claim                                    7.5
                  Warrant Certificate                                  1.3
                  Warrant Register                                     4.14
                  Warrant Shares                                       1.3


SECTION 7.                 GENERAL

         7.1      Amendments, Waivers and Consents.

                  (a) Sections 1, 2, 3, 5, 6, 7 (other than Section 7.1(b)), subject to Section 7.1(b) hereof, Section 4 of this Agreement may be amended, and compliance with any covenant or provision set forth therein may be waived, only if the Company so consents and obtains written consent thereto from a Majority in Interest of the Holders; provided, however, that any amendment or waiver in respect of Section 4.12(d) shall be subject to this clause (a) unless the proceeds to be received in respect of each share of Class C Preferred Stock (after giving effect to the exercise of all Warrants) as a result of any transaction described in such Section 4.12(d) equal or exceeds the Class C Conversion Price, together with a rate of appreciation equal to at least 15% per annum compounded annually from August 15, 1997 through August 15, 2002, in which event such Section 4.12(d) shall be subject to clause (b) below.

                  (b) Subject to the proviso to clause (a) above (relating to Section 4.12(d)), in the case of any proposed amendment or waiver to Sections 4.3, 4.4, 4.6, 4.7, 4.11, 4.12(a), (b), (c) or (d) or 4.14,
         or, to the extent any such action would affect the provisions of such Section, Section 5 and 6 of this Agreement, which amendment or waiver would adversely affect the rights of the holders of one or more classes or series of the Company's Preferred Stock (in addition to the Class C Preferred Stock), then clause (a) above shall not apply and such amendment or waiver shall only be effective if consented to in writing by the Company and by holder(s) of a majority in interest of all such classes or series of Preferred Stock (including Class C Preferred Stock), consenting or voting as a single class.

                  (c) Section 7.1(b) may be amended, and compliance with such provisions may be waived, only if the Company so consents and obtains written consent thereto from each of (i) a Majority in Interest of the Holders and (ii) the holder(s) of a majority in interest of all other classes or series of the Preferred Stock (other than the Class C Preferred Stock), consenting or voting as a single class.

         7.2      Survival of Covenants; Assignability of Rights.

                  (a) All covenants, agreements, representations and warranties of the Company made herein and to be performed prior to or at the Closing and in the certificates, lists, exhibits, schedules or other written information delivered or furnished by or on behalf of the Company to CEA in connection herewith shall be deemed material and to have been relied upon by CEA, and, except as otherwise provided in this Agreement (including, with respect to representations and warranties, paragraph (b) below), shall survive the delivery of the Preferred Securities and shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of CEA's successors and assigns and to transferees of the Securities, whether so expressed or not. The representations and warranties made by CEA in Section 5 of this Agreement shall survive the delivery of the Preferred Securities and shall bind CEA's successors and assigns and shall inure to the benefit of the Company's successors and assigns.

                  (b) The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Closing Date and the consummation of any or all of the transactions contemplated hereby but only until December 31, 1998, except for any representations and warranties pursuant to Section 2.9, which shall survive until the expiration of the applicable tax statute of limitations (if any). The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration.

         7.3 Indemnity by the Company. In consideration of CEA's execution, delivery and performance of this Agreement, the Company shall defend, protect, indemnify and hold harmless CEA and each other Holder and all of their officers, directors, employees and agents (collectively, the "Purchaser Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, liabilities and damages, costs and expenses ("Indemnified Liabilities") incurred by the Purchaser Indemnitees or any of them as a result of, or arising out of, or relating to any breach of representation or warranty set forth in Section 2 hereof, except for any such Indemnified Liabilities (i) arising on account of the particular Purchaser Indemnitee's gross negligence or willful misconduct or
(ii) arising (or as to which a claim for indemnification is made) after December 31, 1998; provided, however, that the aggregate liability of the Company hereunder shall be limited to $30,000,000 plus all costs and expenses incurred by the Purchaser Indemnitees in connection with such Indemnified Liabilities (the "Indemnity Cap"). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding any provision herein to the contrary, in the event the Closing Date does not occur, the Company shall have no liability for any breach of a representation or warranty set forth in Section 2 hereof to the extent such breach relates solely to Geo or TBC.

         7.4 Indemnity by CEA. In consideration of the Company's execution, delivery and performance of this Agreement, CEA shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (collectively, the "Company Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, liabilities and damages, costs and expenses ("Indemnified Liabilities") incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to any breach of representation or warranty set forth in Section 5 hereof, except for any such Indemnified Liabilities (i) arising on account of the particular Company Indemnitee's gross negligence or willful misconduct or (ii) arising (or as to which a claim for indemnification is made) after December 31, 1998; provided, however, that the aggregate liability of CEA hereunder shall be limited to $30,000,000 plus all costs and expenses incurred by the Company Indemnitees in connection with such Indemnified Liabilities (the "Indemnity Cap"). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, CEA shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

         7.5 Method of Asserting Claims, etc. Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person entitled to indemnification under Section 7.3 or Section 7.4 that results or may result in the incurrence by such indemnified party of any Indemnified Liabilities, such indemnified party shall promptly notify the party from whom such indemnification could be sought of such Third Party Claim. Thereupon, the indemnifying party shall have the right, upon written notice (the "Defense Notice") to the indemnified party within 30 days after receipt by the indemnifying party of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at its own expense, the defense against the Third Party Claim in its own name or, if necessary, in the name of the indemnified party. The Defense Notice shall specify the counsel the indemnifying party shall appoint to defend such Third Party Claim (the "Defense Counsel") and the indemnified party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the indemnifying party and the indemnified party cannot agree on such counsel within 10 days after the Defense Notice is given, then the indemnifying party shall propose an alternate Defense Counsel, which shall be subject again to the indemnified party's approval, which approval shall not be unreasonably withheld. Any indemnified party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Indemnified Liabilities incurred by the indemnified party unless (i) the indemnifying party shall have failed to give the Defense Notice within the prescribed period, (ii) such indemnified party shall have received an opinion of counsel, reasonably acceptable to the indemnifying party, to the effect that the interests of the indemnified party and the indemnifying party with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the indemnifying party has been specifically authorized by the indemnifying party. The party conducting the defense of any Third Party Claim shall keep the other party apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless such other party consents, such consent not to be unreasonably withheld. In the event that the indemnifying party shall fail to give a Defense Notice within such 30-day period (or such shorter period if the claim so requires), they shall be deemed to have elected not to conduct the defense of the subject claim. A failure by an indemnified party to give timely, complete or accurate notice as provided in this Section 7.5 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice.

         7.6 Termination. At any time prior to the Closing Date, this Agreement (including the obligation of CEA to purchase the Preferred Securities (which obligation is subject to the terms and conditions of this Agreement)) may be terminated as follows:

                  (a)      by mutual written consent of CEA and the Company;

                  (b) by CEA or the Company if the Closing has not occurred by December 15, 1997; provided, that neither party shall be permitted to terminate pursuant to this clause (b) if it is in default hereunder and such default is the reason the Closing has not occurred by December 15, 1997, and

                  (c) by CEA, pursuant to written notice to the Company, if the Securities Purchase Agreement is terminated on or prior to the Closing Date;

provided, that, any term or provision hereof to the contrary notwithstanding, the obligations of the parties hereto in respect of Sections 7.3, 7.4, 7.5 and
7.14 shall survive any such termination pursuant to this Section.

         7.7 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by telex or facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective upon their delivery, notices sent by telex shall be effective when answered back, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the day of actual delivery by the courier:

                  (a)      if to the Company to:

                           Affiliated Managers Group, Inc.
                           Two International Place
                           23rd Floor
                           Boston, MA  02110
                           Facsimile:  (617) 346-7115
                           Attn:    Nathaniel Dalton
                                    Senior Vice President

                           with a copy (which shall not constitute notice) to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Facsimile: (617) 523-1231
                           Attn:    Elizabeth S. Fries, Esq.

                  (b)      if to CEA to:

                           Chase Equity Associates, L.P.
                           380 Madison Avenue
                           New York, New York  10017
                           Facsimile:  (212) 622-3950
                           Attn: John M.B. O'Connor

                           with a copy (which shall not constitute notice) to:

                           Mayer, Brown & Platt
                           1675 Broadway
                           New York, New York 10019
                           Facsimile:  (212) 262-1910
                           Attn: Mark S. Wojciechowski, Esq.

         7.8 Headings. The Section headings used or contained in this Agreement are for convenience of the reference only and shall not affect the construction of this Agreement.

         7.9 Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

         7.10 Entire Agreement. Except as otherwise provided in the Stockholders' Agreement, the Escrow Agreement, the Confidentiality Agreement, the Fee Letter or any Warrant Document (collectively the "Related Documents"), this Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. Except as otherwise provided in the Related Documents, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         7.11 Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

         7.12 Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York (without giving effect to conflicts or choice of law principles).

         7.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         7.14 Expenses. The Company agrees to pay all reasonable fees, costs and expenses of CEA (including due diligence costs and expenses and the fee and expenses of legal counsel to CEA) arising in connection with the negotiation, preparation, execution and delivery of this Agreement, the Class C Preferred Stock Warrant Agreement and each other document or instrument delivered in connection herewith or therewith, and the Company shall be obligated to pay such fees and expenses whether or not any Preferred Securities are issued or purchased.


                                  [End of Text]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                         AFFILIATED MANAGERS GROUP, INC.



                         By: /s/ Sean M. Healey
                              Name: Sean M. Healey
                              Title: Executive Vice President



                          CHASE EQUITY ASSOCIATES, L.P.

                          By: Chase Capital Partners, its general partner



                               By: /s/ John M.B. O'Connor
                                   Name: John M.B. O'Connor
                                   Title: General Partner

                                                                       Exhibit A


                         Notice and Purchase Information



                                          CLASS C CONVERTIBLE PREFERRED STOCK                               WARRANTS

                                                                                                SHARES OF
                                   SHARES OF           SHARES OF                               SERIES C-2
                                  SERIES C-1          SERIES C-2                               NON-VOTING
                                    VOTING            NON-VOTING                               CONVERTIBLE
            NAME                  CONVERTIBLE         CONVERTIBLE                               PREFERRED
             AND                   PREFERRED           PREFERRED                             STOCK ISSUABLE
           ADDRESS                   STOCK               STOCK           PURCHASE PRICE       UPON EXERCISE       PURCHASE PRICE
Chase Equity
  Associates, L.P.
380 Madison Avenue                   5,333                 0               $4,799,700            28,000             $25,200,000
New York, NY 10017